Exhibit 99.1

Virco Reports Improved Profitability in Third Quarter

•	Operating Income up 28% in quarter; 39% through nine months

•	Net income up 33% in quarter; 38% through nine months

•	Revenue shortfall more than offset by improved pricing, operating efficiencies

•	Improving order trends suggest shortfall was concentrated earlier in this year’s cycle

Torrance, California-December 13, 2019-Virco Mfg. Corporation today announced results for its fiscal quarter and nine months ended October 31, 2019:

In the third quarter ended October 31, 2019 operating income improved 28% to $6,369,000 from $4,961,000 in the same period last year. Through nine months, operating income improved 39% to $12,951,000 from $9,348,000 in the same period last year. These improvements come despite overall declines in revenue of 13% in the quarter and 6% for the nine-months ended October 31, 2019. Management attributes the improved earnings to a combination of better operating efficiencies and realization of a price increase effective earlier in the year. The revenue declines appear to have been due to slower-than-expected order rates early in this year’s purchasing cycle for public school furniture. Management’s preferred measure of overall business activity (actual YTD shipments + the unshipped backlog) bottomed out at nearly an 11% decline YOY in July of this year, but as of the end of November recovered to 5% below last year’s figure.

This year’s delivery season was highlighted by a number of uncertainties including the impacts of tariffs, related transportation disruptions as importers attempted to accelerate their shipments ahead of new tariffs, and shortages of temporary/casual labor due to record low unemployment levels. Management believes the Company’s domestic infrastructure and largely permanent workforce insulated it from some of these challenges, allowing better control of the order-to-cash cycle.

Here are the numbers for the third quarter and nine months ended October 31, 2019:

	Three Months Ended		Nine Months Ended
In thousands, except per share data	10/31/2019	10/31/2018	10/31/2019	10/31/2018
	(Unaudited)

Net sales	$66,998	$76,809	$164,250	$174,180
Cost of sales	40,153	50,379	99,582	112,933
Gross profit	26,845	26,430	64,668	61,247
Selling, general administrative & other expense	20,476	21,469	51,717	51,899
Operating income	6,369	4,961	12,951	9,348
Pension expense	188	296	564	856
Interest expense, net	603	630	2,210	1,898
Income before income taxes	5,578	4,035	10,177	6,594
Income tax expense	1,686	1,103	3,485	1,759
Net income	$3,892	$2,932	$6,692	$4,835

Net income per share - basic	$0.25	$0.19	$0.43	$0.31
Net income per share - diluted	$0.25	$0.19	$0.43	$0.31

Weighted average shares outstanding - basic	15,654	15,486	15,568	15,399
Weighted average shares outstanding - diluted	15,710	15,582	15,621	15,491

		10/31/19	1/31/2019	10/31/2018
Current assets		$63,270	$63,111	$71,476
Non-current assets		76,595	60,002	59,050
Current liabilities		25,392	32,125	34,361
Non-current liabilities		49,924	33,961	32,881
Stockholders' equity		64,549	57,027	63,284

Commenting on these results, Virco CEO and Chairman Robert Virtue said: “We thought this would be an especially challenging delivery season and it turned out that way. Although we are disappointed in the revenue decline, we’re proud of the way we were able to respond to these numerous challenges. Our “on-time-and-complete” performance was outstanding this year. It’s a real credit to our employees that they were able to meet the opening deadlines of so many schools while also operating at very high levels of efficiency. I’m very proud of what we accomplished.”

President Doug Virtue elaborated: “There are many moving pieces in modern, turnkey, full campus deliveries. The more of those pieces we control, the better we perform. Our vertical business model and domestic infrastructure, staffed by expert employees who we believe are the very best in our industry, give us room-by-room control of complicated orders. This season illustrated the financial benefits of that control.”

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2019 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.